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ADVISORY TAX AUDIT

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated March 31, 2021, relating to the consolidated financial statements of AgEagle Aerial Systems, Inc., appearing in the entity's Annual Report on Form 10-K for the year ended December 31, 2020.

We also hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report., dated April 13, 2021, relating to the financial statements as of and for the year ended December 31, 2020 of MicaSense, Inc., which appear in the Form 8-K/A of AgEagle Aerial Systems Inc. filed with the Securities and Exchange Commission on April 13, 2021.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

WithumSmith+Brown, PC

WithumSmith+Brown, PC
Orlando, FL
January 18, 2022